Filed pursuant to Rule 424(b)(2)
Registration No. 333-163511

Prospectus Supplement No. 9

To the Prospectus dated December 27, 2010

As previously supplemented on September 27, 2011, September 28, 2011 and March 21, 2012

PROSHARES TRUST II

Effective immediately, the information contained in this Prospectus Supplement No. 9 supplements and supersedes certain disclosure set forth in the Prospectus dated December 27, 2010, as supplemented on September 27, 2011, September 28, 2011 and March 21, 2012 (the “Prospectus”) of ProShares Trust II and should be read in conjunction with, and must accompany, the Prospectus. All capitalized terms used herein have the same meaning as in the Prospectus.

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The lines of text for Shares of ProShares Ultra DJ-UBS Crude Oil, ProShares UltraShort DJ-UBS Crude Oil, ProShares Ultra Silver and ProShares UltraShort Euro in the table on the cover page of the Prospectus setting forth the proposed maximum aggregate offering price per Fund shall read as follows:

ProShares Ultra DJ-UBS Crude Oil (UCO)	$3,275,000,000
ProShares UltraShort DJ-UBS Crude Oil (SCO)	$1,675,000,000
ProShares Ultra Silver (AGQ)	$2,300,000,000
ProShares UltraShort Euro (EUO)	$2,353,506,872

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. None of the Funds is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and none is subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

•	The date of this Prospectus Supplement is June 1, 2012.